Exhibit 99.1

CryoMass Technologies Appoints Top Extractor Sales Veteran To Lead Global Sales Just Ahead Of California Product Launch

NEWS PROVIDED BY

CryoMass Technologies Inc

Aug 09, 2022, 07:11 ET

Mike Stringile Named International Sales Director

DENVER, Aug. 9, 2022 /PRNewswire/ -- CryoMass Technologies Inc. (the "Company" or "CryoMass") (OTCQX: CRYM) welcomes Mike Stringile to lead its worldwide sales team as it prepares to launch its first commercial installation next month in Monterey, California. Mr. Stringile brings unsurpassed cannabis industry extraction knowledge and sales experience to CryoMass.

Mike began his extraction career working in the oil and gas industry in Fort McMurray, Alberta,

where he was immersed in the complex world of extracting hydrocarbons from oil sands. After spending more than seven years honing his technical knowledge of hydrocarbon extraction processes, Mike was given the opportunity to apply his extraction expertise to the burgeoning new cannabis industry.

In November 2018, Mr. Stringile joined an upstart C02 extraction company based in Kelowna, British Columbia, called Vitalis Extraction Technologies. It didn't take long for Mike's expertise to pay off. Mike integrated his oil and gas industry knowledge into the design of their extractors, which resulted in the development of industry-leading C02 extractors for the cannabis industry. Simultaneously Mike built an ancillary sales department that did much more than sell extractors; it sold much-needed extraction knowledge and process integration expertise to cannabis companies. In the first 18 months, Mike's sales division generated more than $18 million in revenues for Vitalis.

Then in March 2020, during the Covid lockdowns, Mr. Stringile co-founded AGMS Solutions Inc., which continues to provide a comprehensive suite of extraction-oriented consulting services to the cannabis industry. AGMS quickly developed a worldwide network of cannabis cultivators, extractors, and finished goods producers seeking to avail themselves of advanced and customized extraction solutions.

CryoMass Director and CEO Christian Noël stated, "Having someone with both the technical extraction expertise and proven sales experience that Mr. Stringile possesses is extremely rare in today's cannabis industry. I am extremely confident that between Mike and our current Director of U.S. Sales, Steve Cimini, we have the perfect team to rapidly build an international sales and toll-partnering network that generates millions of dollars of revenues."

Mr. Stringile, commenting on his appointment, stated, "I am extremely excited about the opportunity to lead the development and deployment of a robust international sales effort for CryoMass. I've seen just about everything there is to see when it comes to extraction technologies and when I understood what these guys were up to, I immediately thought of just one thing… this will change everything. And the beauty of this must-have technology is that it is patent-protected until 2038. I see this as a major game changer for the entire industry – globally."

The common stock of CryoMass Technologies Inc. trades on the OTC QX market under the symbol CRYM. For further information, please contact the Company by email at investors@cryomass.com or by telephone at +1 833 256 2382.

This press release is not an offer of securities, or a solicitation for purchase, subscription or sale of securities in the United States of America or in any other jurisdiction in which it would be unlawful to do so.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve known and unknown risks, uncertainties and other factors, including risk factors identified in the Company's SEC filings, and which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Risks and uncertainties include, without limitation, changes in the regulatory environment affecting the sale and use of cannabis or hemp products and of other, potential lines of businesses that the Company will consider entering at a given time, demand for the Company's products, internal funding and the financial condition of the Company, product roll-out, competition, our dependence upon our commercial partners, variations in the global commodities markets and other commercial matters involving the Company, its products and the markets in which the Company operates or seeks to enter, as well as general economic conditions. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Marijuana, as defined in the U.S. Controlled Substances Act, remains a Schedule I drug under the respective act, making it illegal under federal law in the U.S. to, among other things, cultivate, distribute or possess cannabis. Financial transactions involving proceeds generated by, or intended to promote, cannabis- related business activities in the U.S. may form the basis for prosecution under applicable U.S. federal money laundering legislation. Please carefully review the Company's SEC filings with respect to related risk factor.

SOURCE CryoMass Technologies Inc